Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Tara Szerpicki Investor Relations Boykin Lodging Company (216) 430-1333
Boykin Lodging Enters into Memorandum of Understanding to Settle Shareholder Litigation
Cleveland, Ohio, September 1, 2006 — Boykin Lodging Company (NYSE: BOY), a hotel real estate investment trust (REIT), today announced that the Company and its directors have entered into a memorandum of understanding to settle, subject to court approval, three putative shareholder class action lawsuits pending against the Company and each of its directors in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of May 19, 2006, among Braveheart Investors LP, Braveheart II Realty (Ohio) Corp., Braveheart II Properties Holding LLC, Braveheart II Properties Company LLC, the Company and Boykin Hotel Properties, L.P., including the sales of the Pink Shell Beach Resort and Banana Bay Resort to entities controlled by Robert W. Boykin, the Company’s Chairman of the Board and Chief Executive Officer. The settlement will not affect the amount of merger consideration to be paid in the merger.
In connection with the settlement, the Company has agreed to make certain additional disclosures to its shareholders, which disclosures will be included in a proxy statement supplement that will be mailed to shareholders of the Company. The memorandum of understanding is subject to customary conditions including definitive documentation and court approval following notice to the shareholders of the Company and a hearing. If the merger is completed and final court approval of the settlement and the dismissal of the lawsuits by the court with prejudice is obtained in accordance with the definitive settlement documentation, plaintiffs’ counsel will apply to the court for an award of attorneys’ fees and expenses. The defendants have reserved the right to oppose the application in whole or in part, and the Company or its successor will pay the amount awarded by the court after an order awarding such amount becomes final.
The defendants deny all liability with respect to the facts and claims alleged in the shareholder complaints, and specifically deny that any further supplemental disclosure is required under any applicable rule, statute, regulation or law. However, to avoid the risk of delaying or otherwise imperiling the merger, and to provide additional information to our shareholders at a time and in a manner that would not cause any delay of the merger, the defendants agreed to the settlement described herein. The defendants further considered it desirable that the actions be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve all of the claims that were or could have been brought in the actions being settled.
Boykin Lodging Company is a real estate investment trust that focuses on the ownership of full-service, upscale commercial and resort hotels. The Company currently owns interests in 20 hotels containing a total of 5,637 rooms located in 13 states, and operating under such internationally known brands as Doubletree, Marriott, Hilton, Radisson, Embassy Suites, and Courtyard by Marriott among others. For more information about Boykin Lodging Company, visit the Company’s website at http://www.boykinlodging.com.
Forward Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the expected effects, timing and completion of the proposed transactions, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties that may cause results to differ materially from those set forth in those statements. For example, among other things, (1) the Company may be unable to obtain shareholder approval required for its proposed merger with Braveheart Investors LP; (2) conditions to the closing of the proposed merger may not be satisfied; (3) the proposed merger may involve unexpected costs or unexpected liabilities; (4) the businesses of the Company may suffer as a result of uncertainty surrounding the proposed merger; (5) there is shareholder litigation pending against the Company and its directors with respect to the contemplated transactions; and (6) the Company may be adversely affected by economic, business, and/or competitive factors, including real estate conditions, and hotel acquisition and disposition programs. Additional factors that may affect the future results of the Company are set forth in its filings with the Securities and Exchange Commission, which are available at http://www.boykinlodging.com and http://www.sec.gov. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It:
In connection with the proposed transaction, a definitive proxy statement of Boykin Lodging Company and other materials have been filed with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT BOYKIN LODGING COMPANY AND THE PROPOSED TRANSACTION. Investors can obtain free copies of the proxy statement as well as other filed documents containing information about Boykin Lodging Company at http://www.sec.gov, the SEC’s free website. Free copies of Boykin Lodging Company’s SEC filings are also available on Boykin Lodging Company’s website, http://www.boykinlodging.com.
Participants in the Solicitation:
Boykin Lodging Company and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Boykin Lodging Company’s shareholders with respect to the proposed transaction. INFORMATION REGARDING BOYKIN LODGING COMPANY’S EXECUTIVE OFFICERS AND DIRECTORS IS SET FORTH IN THE COMPANY’S PROXY STATEMENTS FILED ON APRIL 25, 2006 AND AUGUST 4, 2006. More detailed information regarding the identity of potential participants, and their direct or indirect interest, by securities holdings or otherwise, are set forth in the definitive proxy statement and other material filed with the SEC in connection with the proposed transaction.